Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 3 to Registration Statement No. 333-103267 of Ferrellgas Partners, L.P. on Form S-3, in Registration Statement No. 333-115765 of Ferrellgas Partners, L.P. on Form S-3, in Post-Effective Amendment No. 1 to Registration Statement No. 33-55185 of Ferrellgas Partners, L.P. on Form S-4 to Form S-1, and in Post-effective Amendment No. 1 to Registration Statements No. 333-87633 and No. 333-84344 of Ferrellgas Partners, L.P. on Form S-8 of our report, which expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting principles, dated October 12, 2004, appearing in this Annual Report on Form 10-K of Ferrellgas Partners, L. P. for the year ended July 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
October 12, 2004